FOR IMMEDIATE RELEASE	Wednesday, January 6, 2021

TEGNA Provides Full-Year 2021 Guidance, Announces Record Preliminary Fourth Quarter and Full-Year 2020 Results and Renews $300 Million Share Repurchase Program

Record political revenue, continued growth in subscription business and operating efficiencies accelerate positive momentum heading into 2021

Company to exceed full-year 2020 guidance provided prior to the COVID-19 pandemic for all key financial metrics, despite the challenging external market environment

TEGNA will host a conference call to discuss its fourth quarter and full-year 2020 results on Monday, March 1, 2021 at 9:00 a.m. (ET)

Tysons, VA - TEGNA Inc. (NYSE: TGNA) (the “Company”) today announced preliminary financial results for the fourth quarter and full-year ended December 31, 2020 and guidance for the full-year ending December 31, 2021. The Company also announced that the TEGNA Board of Directors authorized the renewal of its share repurchase program which allows the Company to repurchase up to $300 million of its issued and outstanding common stock over the next three years.

PRELIMINARY FOURTH QUARTER HIGHLIGHTS:

•Record revenue is expected to be in the range of $932-$937 million, up 34 to 35 percent year-over-year, driven by record political advertising and continued growth in subscription revenue.

•TEGNA generated record political advertising revenue of approximately $264 million in the fourth quarter, including $50 million of revenue generated from the Georgia Senate runoff elections.

•GAAP Net Income is expected to be in the range of $246-$251 million, up 193 to 199 percent year-over-year. Record Adjusted EBITDA is expected to be in the range of $424-$429 million. This represents an increase of 85 to 88 percent in Adjusted EBITDA compared with fourth quarter 2019.

•During the quarter, TEGNA repriced approximately 35 percent of its subscribers at leading Big Four affiliate rates. Subscriber trends continue to improve, now with four consecutive months of sequential year-over-year improvement.

•TEGNA renewed its comprehensive, multi-year affiliation agreement with NBC, the Company’s largest network partner, covering 20 TEGNA markets nationwide including 10 of the top 25 markets for NBC. This agreement, combined with our subscription revenue renewals, provides clear visibility into the growth of our durable, high-margin subscription revenue business.

PRELIMINARY FULL-YEAR 2020 HIGHLIGHTS:

•Revenue will be in the range of $2,932-$2,937 million, up 27 to 28 percent year-over-year, driven primarily by growth in political and subscription revenues, as well as contributions from stations acquired in 2019.

•GAAP Net Income is expected to be in the range of $484-$490 million, up 69 to 71 percent year-over-year. Adjusted EBITDA will be in the range of $1,020-$1,025 million, up 44 to 45 percent year-over-year driven by approximately $445 million of high margin political advertising and growth in net subscription profits, despite advertising and marketing services challenges as a result of the COVID-19 pandemic.

•Free cash flow as a percentage of revenue will be above or at the high end of the previous guidance of 20 to 21 percent provided on November 9, 2020, for the two-year period ended December 31, 2020.

•Net leverage is expected to end the year at or below 4.0x, better than the year-end 2020 guidance of 4.1x provided when TEGNA completed its 2019 acquisitions, and despite the impacts of the pandemic.

CEO COMMENT:

“2020 was an extraordinary year of growth and innovation at TEGNA, reflecting tremendous execution driven both by the resiliency and innovation of our colleagues across the company, as well as the resiliency of our business model in the face of significant challenges,” said Dave Lougee, president and chief executive officer. “Our fourth quarter and full-year preliminary results reflect strong subscription revenue growth and unprecedented political advertising that led to record revenues and profits. Despite the challenges of COVID-19, we expect to exceed all key metrics in our full-year 2020 outlook provided prior to the pandemic. This is due, in part, to the prudent decisions we made leading up to and throughout the pandemic. We expect to surpass $1 billion in Adjusted EBITDA for the year, a milestone that reflects the quality of our operations and continued discipline of our expense management. We were able to execute on our long-standing cost management philosophy during the year through new, innovative, and more efficient ways of operating our business, the key learnings of which we will apply to our operations going forward.

“Another driver of our results is the revenue achievement and demand for TEGNA’s over-the-top advertising business, Premion, which is expected to finish the year with revenues of more than $145 million, reflecting growth greater than 40 percent relative to last year. We are expecting similar percentage growth in 2021. Premion is poised to continue to benefit from increased viewing on streaming services into 2021 and beyond, allowing us to expand our reach beyond our TV stations’ large audiences.

“Our full-year 2021 guidance metrics include our projection of year-over-year subscription revenue growth of mid-to-high-teens percent, reflecting leading retransmission rates for our portfolio of Big Four affiliates. Furthermore, our end of the year retransmission negotiations along with the new affiliation agreement with NBC, our largest network partner, provide visibility for years to come on durable and high-margin subscription revenues. We now project net subscription profits to grow in the mid-to-high twenties percent in 2021. As we’ve said before, and was reinforced in 2020, these growing and resilient subscription revenues and profits, along with continued growth in political advertising on our local media platforms, deliver a diversified mix of high margin revenues that will drive near and long-term value for our shareholders.

“Our underlying Advertising and Marketing Services revenue trends continued to improve in the fourth quarter, and while it is early, that trend is continuing nicely in the first quarter of 2021, with automotive continuing to show improvement in January.

“The combination of our firepower and the strength of our balance sheet affords us tremendous financial flexibility into 2021 and beyond. Our prudent capital allocation decisions have led us to this solid positioning despite the continued challenging macroeconomic backdrop due to the pandemic. Thanks to the strength of our financial position, we are able to reintroduce buybacks as an additional opportunistic tool to return value to shareholders if we determine it is the most appropriate use of capital in the future. As we look to the year ahead, we are confident that the strength of our operations, cash flow and balance sheet position TEGNA for future growth and value creation for our shareholders.”

FULL-YEAR 2021 OUTLOOK:

TEGNA’s full-year 2021 financial guidance metrics reflect management’s expectations for continued strong performance resulting from operational excellence across our portfolio of strong stations, including our focus on best-in-class journalism.

2021 guidance for subscription revenue growth reflects the culmination of successful retransmission negotiations covering roughly 35 percent of our subscribers. TEGNA’s net subscription profits are expected to grow mid-to-high twenties percent year over year.

Full-year Adjusted EBITDA and free cash flow will continue to reflect year-over-year expense improvements resulting from significant cost reduction initiatives that have been underway for the past 24 months. Excluding programming and Premion costs, all other operating expenses in 2021 will be flat or slightly lower than 2020. As a reminder, in early 2020, we targeted reducing our annual run-rate expenses by $50 million by the end of 2021. With the efficiencies we’ve gained while operating through COVID-19, as well as continued operating cost reductions driven by innovative technologies, centralization and automation, we now expect to realize these $50 million of savings in 2021, several quarters earlier than anticipated.

Please see below for our full-year 2021 key guidance metrics.

Full-Year 2021 Key Guidance Metrics

Subscription Revenue Growth	+Mid-to-High Teens percent
Corporate Expenses	$44 - 48 million
Depreciation	$62 - 66 million
Amortization	$60 - 65 million
Interest Expense	$187 - 192 million
Capital Expenditures	$64 - 69 million
Effective Tax Rate	24.0 - 25.0%
Net Leverage Ratio	Mid 3x
Free Cash Flow as a % of est. 2020/2021 Revenue	20.5 - 21.5%

RENEWAL OF SHARE REPURCHASE PROGRAM

In December 2020, the TEGNA Board of Directors authorized the renewal of its share repurchase program which allows the Company to repurchase up to $300 million of its issued and outstanding common stock over the next three years. The program was previously suspended on March 20, 2019 simultaneously with the announcement of the Company’s acquisition of the Nexstar-Tribune divestiture stations to prioritize debt repayment.

The $300 million, three-year share repurchase program renewal demonstrates the Board’s and management’s confidence in the business and continued focus on making prudent, disciplined decisions to drive near and long-term shareholder value. As always, TEGNA’s capital allocation decisions will balance investments in organic and inorganic growth opportunities, paying down debt, issuing dividends, and repurchasing shares in a way that maximizes the return on capital for the Company’s shareholders.

Under the approved authorization, the Company may purchase up to $300 million of common stock through December 31, 2023, utilizing one or more open market transactions, transactions structured through investment banking institutions, in privately negotiated transactions or otherwise, by direct purchases of common stock or a combination of the foregoing in compliance with the applicable rules and regulations of the Securities and Exchange Commission.

USE OF NON-GAAP INFORMATION

We use non-GAAP financial measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the related GAAP measures, nor should they be considered superior to the related GAAP measures, and should be read together with financial information presented on a GAAP basis. Also, our non-GAAP measures may not be comparable to similarly titled measures of other companies.

Management and our Board of Directors use the non-GAAP financial measures for the purpose of evaluating company performance. Furthermore, the Leadership Development and Compensation Committee of our Board of Directors uses non-GAAP measures, such as Adjusted EBITDA, to evaluate management’s performance. The Company, therefore, believes that the use of such non-GAAP measures provides useful information to investors and other stakeholders by allowing them to view our business through the eyes of management and our Board of Directors, facilitating comparisons of results across historical periods and focus on the underlying ongoing operating performance of our business. We also believe these non-GAAP measures are frequently used by investors, securities analysts and other interested parties in their evaluation of our business and other companies in the broadcast industry.

“Adjusted EBITDA,” a non-GAAP measure, is defined as net income attributable to the Company before (1) net (income) loss attributable to redeemable noncontrolling interest, (2) income taxes, (3) interest expense, (4) equity (loss) income in unconsolidated investments, net, (5) other non-operating items, net, (6) workforce restructuring expense, (7) M&A due diligence costs, (8) acquisition-related costs, (9) advisory fees related to activism defense, (10) spectrum repacking reimbursements and other, net, (11) depreciation and (12) amortization.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

•it does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•it does not reflect changes in, or cash requirements for, our working capital needs;
•it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•it does not reflect our income tax expense or the cash requirements to pay our taxes; and

•other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

All of the data presented above is preliminary and unaudited, based upon our estimates, and subject to further internal review by our management and compilation of actual results. With regards to the 2020 numbers, we have provided estimated ranges for this data primarily because our closing procedures for the quarter ended December 31, 2020 are not yet complete and we have not generated data for the full quarter. Our management's estimates are based upon actual results for October and November and estimated results for December. While we expect that our results will be within these ranges, our actual results may differ materially from these preliminary estimates. The preliminary estimated financial data has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP, our external audit firm, has not audited, reviewed, compiled, nor applied agreed-upon procedures with respect to this preliminary estimated financial data, and accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

As a result of the foregoing considerations and other limitations on non-GAAP measures, investors are cautioned not to place undue reliance on this preliminary estimated financial data.

Certain statements in this communication may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to a number of risks, trends and uncertainties that could cause actual results or company actions to differ materially from what is expressed or implied by these statements, including risks relating to the coronavirus (COVID-19) pandemic and its effect on our revenues, particularly our non-political advertising revenues. Potential regulatory actions, changes in consumer behaviors and impacts on and modifications to TEGNA’s operations and business relating thereto and TEGNA’s ability to execute on its standalone plan can also cause actual results to differ materially. Other economic, competitive, governmental, technological and other factors and risks that may affect TEGNA’s operations or financial results are discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements in this press release should be evaluated in light of these important risk factors.

TEGNA is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

PRELIMINARY NON-GAAP FINANCIAL INFORMATION
TEGNA Inc.
Unaudited, in thousands of dollars

Table No. 1

Reconciliations of Adjusted EBITDA to net income presented in accordance with GAAP on the Company's Consolidated Statements of Income are presented below. The reconciling items presented below represent what is included in the estimated Net income attributable to TEGNA, and does not necessarily represent the final result for those reconciling items for fiscal year 2020.

	Quarter ended Dec. 31, 2020
	low end	high end
Net income attributable to TEGNA Inc. (GAAP basis)	$245,692	$251,340
Plus: Net income attributable to redeemable noncontrolling interest	364	364
Plus: Provision for income taxes	78,654	80,606
Plus: Interest expense	49,553	49,553
Less: Equity income in unconsolidated investments, net	(1,746)	(1,746)
Plus: Other non-operating items, net	17,452	14,952
Operating income (GAAP basis)	389,969	395,069
Plus: Spectrum repacking reimbursements and other, net	588	588
Adjusted operating income (non-GAAP basis)	390,557	395,657
Plus: Depreciation	16,423	16,423
Plus: Amortization of intangible assets	17,113	17,113
Adjusted EBITDA (non-GAAP basis)	$424,093	$429,193

	Year ended Dec. 31, 2020
	low end	high end
Net income attributable to TEGNA Inc. (GAAP basis)	$484,166	$489,814
Less: Net loss attributable to redeemable noncontrolling interest	(69)	(69)
Plus: Provision for income taxes	148,353	150,305
Plus: Interest expense	210,286	210,286
Less: Equity income in unconsolidated investments, net	(10,153)	(10,153)
Plus: Other non-operating items, net	34,722	32,222
Operating income (GAAP basis)	867,305	872,405
Plus: Workforce restructuring expense	1,021	1,021
Plus: M&A due diligence costs	4,588	4,588
Plus: Advisory fees related to activism defense	23,087	23,087
Less: Spectrum repacking reimbursements and other, net	(9,945)	(9,945)
Adjusted operating income (non-GAAP basis)	886,056	891,156
Plus: Depreciation	66,120	66,120
Plus: Amortization of intangible assets	67,690	67,690
Adjusted EBITDA (non-GAAP basis)	$1,019,866	$1,024,966

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. With 64 television stations in 51 markets, TEGNA is the largest owner of top 4 affiliates in the top 25 markets among independent station groups, reaching approximately 39 percent of all television households nationwide. TEGNA also owns leading multicast networks True Crime Network and Quest. TEGNA Marketing Solutions (TMS) offers innovative solutions to help businesses reach consumers across television, digital and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service.

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For media inquiries, contact:
Anne Bentley
Vice President, Corporate Communications
703-873-6366
abentley@TEGNA.com

For investor inquiries, contact:
Doug Kuckelman
Head of Investor Relations
703-873-6764
dkuckelman@TEGNA.com